Exhibit 11.2

                                               ANDERSEN GROUP, INC.

                                  STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                    FOR THE NINE MONTHS ENDED NOVEMBER 30, 1997

                                       (In thousands, except per share data)


                                                                         NUMBER OF SHARES
                                                                          OF COMMON STOCK
                                                                         AND COMMON STOCK
                                                          NET              EQUIVALENTS
                                                         INCOME            OUTSTANDING

Calculation of Primary  Earnings Per Share:

Unadjusted amounts                                      $1,876                 1,934
Impact of exercise of stock options, net of
   treasury shares that could be repurchased using
   average price of common stock of $6.29 per
   share                                                     -                    24
                                                        ------                ------
Primary Earnings Per Share                              $1,876                 1,958            $0.96
                                                        ======             =========            =====

Calculation of Fully Diluted Earnings Per Share:
Unadjusted amounts                                      $1,876                 1,934
Impact of conversion of 10.5%
   Convertible Subordinated Debentures,
   net of taxes                                            268                   351

Impact of conversion of Preferred Stock                    321                   496

Impact of exercise of stock options, net of
    Treasury shares that could be repurchased
    using period end price of $7.625 per share               -                    26
                                                       -------              --------
                                                        $2,465               $ 2,807
                                                       -------              --------
Fully Diluted Earnings Per Common Share                                                         $0.88
                                                                                                =====